                                                                   EXHIBIT 10.13

                      Amendment to Stock Purchase Agreement

      This Amendment is made this 17th day of September, 1998 by and among James
F. Powers, David J. Powers and Michele R. Powers, as Sellers (the "Sellers"), and Dover Saddlery, Inc., a Delaware corporation having its principal place of business at 75 Gilcrest Road, Suite 200 Londonderry, NH 03053, as Buyer (the "Buyer"). .

      Reference is made to a certain Stock Purchase Agreement (the "Purchase Agreement") of even date herewith by and among Sellers and Buyer providing for the sale of Dover Saddlery, Inc., a . Massachusetts corporation (not to be confused with Buyer) and having its principal offices in Holliston, MA (the "Company"). For good and valuable consideration from each party to the other, . the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Purchase Agreement as follows:

      1. The parties have decided that the purchase price adjustment provisions of the Agreement tied to there being a minimum cash balance on hand at closing, as more particularly described in Section 2A(b)(i) of the Agreement is to be, and hereby is, replaced with an alternative adjustment tied to the Company's net worth, on the Closing Date, as calculated in accordance with Section 2, below. Consequently, all references to the minimum cash balance requirements set forth in the agreement are hereby superseded.

      2. Buyer shall pay to Sellers the amount, if any, by which the Closing Date Net Worth of the Company on the Closing Date exceeds the sum of $1,495,000, and Sellers shall pay to Buyer the amount, if any, by which the Closing Date Net Worth of the Company on the Closing Date is less than the sum of $1,495,000, in either case such payment to be made within 10 days of the final Closing Date Balance Sheet being established in accordance with Section 2.5 of the Agreement. For the purposes of this Agreement, the term Closing Date Net Worth shall mean total assets minus total liabilities, as set forth on the Closing Date Balance Sheet, subject to the following:

      (i) any transaction expenses of the Buyer and any and all of the expenses within the categories described in Exhibit A hereto shall not be included as liabilities of the Company for the purposes of the determination of Closing Date Net Book Value of the Company; and

      (ii) all expenses of Canby Maloney & Co., Tarlow Breed Hart Murphy & Rodgers and the deVisscher Olson & Allen LLC (other than the advisory fee of $280,000 which is to be excluded per (i) above) shall be accrued as liabilities of the Company for the purposes of the determination of Closing Date Net Book Value of the Company.

      3. Sections 2 A(b)(i) and Section 2.5(e) shall be, and hereby are, amended accordingly.

      Executed under seal as of the date above written.

Dover Saddlery, Inc.,
   a Delaware Corporation

By: /s/ Stephen L. Day, President           /s/ David J. Powers
    -----------------------------           ---------------------------------
     Stephen L. Day                            David J. Powers

/s/ Michele R. Powers                       /s/ James F. Powers
---------------------------------           ---------------------------------
      Michele R. Powers                        James F. Powers

                                    Exhibit A
                           Purchase and Sale Agreement

The following estimated expenses are expenses related to the Contemplated Transactions and such categories of expenses, in the actual final amounts as are actually due, will be paid by Buyer at closing and will be excluded from the Closing Date Balance Sheet as liabilities for the purpose of calculating the closing date net worth.

Pepe & Hazard                           $  70,000
Goulston & Storrs                       $  25,000
Sub-Debt Attorneys                      $  40,000
Arthur Andersen                         $  15,000
Miscellaneous                           $  50,000
de Visscher, Olson & Allen LLC (1)      $ 280,000

Commitment Fees
Senior Debt 0.8%                        $  63,000
Senior Term Loan 0.8%                   $  42,000
Subordinated Debt 2.0%                  $  40,000
Equity 2.0%                             $  40,000
Estimated Total                         $ 665,000

Note:

(1) Portion of de Visscher fees to be paid by Newco at closing by wire transfer.